Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-132303 effective March 9, 2006, File No. 333-128895, effective October 10, 2005, File No. 333-114374, effective April 5, 2004, File No. 333-106978, effective July 11, 2003, File No. 333-83126 effective February 12, 2002, and File No. 333-64234, effective June 29, 2001, and File No. 333-86875, effective September 10, 1999, and File No. 333-103513, effective February 21, 1996) and the Registration Statements on Forms S-3 (File No. 333-122323 effective January 27, 2005 and amended on February 18, 2005 and March 2, 2005) of Sigma Designs, Inc. of our report dated March 23, 2006 relating to the financial statements of Blue7 Communications, which appears in the Current Report on Form 8-K/A of Sigma Designs, Inc. dated May 9, 2006.

San Jose, California
May 9, 2006

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